                        AS AMENDED THROUGH APRIL 24, 2002

                               UNOFFICIAL RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 INTERLAND, INC.
                            (A MINNESOTA CORPORATION)


                                ARTICLE 1. NAME.

                The name of the corporation is "Interland, Inc."

                          ARTICLE 2. REGISTERED OFFICE.

         The address of the registered office of the corporation in Minnesota is 405 Second Avenue South, Minneapolis, Minnesota 55401.

                          ARTICLE 3. AUTHORIZED SHARES.

         The aggregate number of authorized shares of the corporation is Two Hundred Ten Million (210,000,000) shares of $.01 par value, which shall be divisible into the classes and series, have the designations, voting rights and other rights and preferences and be subject to the restrictions, that the Board of Directors of the corporation may from time to time establish, fix and determine consistent with Articles 4 and 5 hereof. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences.

                        ARTICLE 4. NO CUMULATIVE VOTING.

         There shall be no cumulative voting by the shareholders of the corporation.

                        ARTICLE 5. NO PREEMPTIVE RIGHTS.

         The shareholders of the corporation shall not have preemptive rights to subscribe for or acquire securities or rights to purchase securities of any kind, class, or series of the corporation.

                         ARTICLE 6. BOARD OF DIRECTORS.

         The names and addresses of the members of the Board of Directors are:

            Name                                   Address
            ----                                   -------
         Greg E. Herrick                    1206 Kenwood Parkway
                                            Minneapolis, Minnesota  55405

            Name                                   Address
            ----                                   -------
         Robert A. Burnett, Esq.            300 Walnut Street
                                            Suite 270
                                            Des Moines, Iowa  50309

         Thomas William Evans, M.D.         1317 North Elm Street
                                            Ottumwa, Iowa  52501

                     ARTICLE 7. WRITTEN ACTION BY DIRECTORS.

         An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.

                         ARTICLE 8. DIRECTOR LIABILITY.

         A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article 8 became effective.

         If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

         Any repeal or modification of the foregoing provisions of this Article 8 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


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